EXHIBIT 2.1

FIRST AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

This First Amendment to Business Combination Agreement, dated as of August 10, 2023 (this ”Amendment”), is made and entered into by and among (i) The Flexi Group Holdings Ltd, a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct, wholly owned subsidiary of the Company (“PubCo”), (ii) TG Venture Acquisition Corp., a Delaware corporation (“SPAC”), (iii) The Flexi Merger Co. Ltd, a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct, wholly owned subsidiary of PubCo (“Merger Sub 1”), (iv) Flexi Merger Co. LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of PubCo (“Merger Sub 2”), and (v) The Flexi Group Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”, together with PubCo, SPAC, Merger Sub 1 and Merger Sub 2, each a “Party” and collectively, the “Parties”).

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of December 5, 2022 (the “Original Agreement”);

WHEREAS, the Parties desire to amend Sections 2.9(a) and 2.9(b) of the Original Agreement to revise the time periods related to the payment of the Earnout Shares; and

WHEREAS, the Original Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Original Agreement and which makes reference to the Original Agreement.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in the Original Agreement and in this Amendment, and intending to be legally bound hereby, the Parties agree as follows:

1.	Definitions. Capitalized terms used in this Amendment and not otherwise defined in this Amendment have the meanings ascribed to such terms in the Original Agreement. From and after the date of this Amendment, references to the Agreement shall mean the Original Agreement as amended by this Amendment.

2.	Amendment to Section 2.9(a). Section 2.9(a) of the Original Agreement is hereby deleted and replaced in its entirety with the following:

The Company Shareholders shall have the right to receive an aggregate of up to 2,900,000 additional PubCo Ordinary Shares (the “Earnout Shares”) based on the revenue of PubCo during the first two full fiscal years following the Closing Date in accordance with this Section 2.9. PubCo shall issue and the Company Shareholders shall have the right to receive their respective portions of the Earnout Shares as follows:

3.	Amendment to Section 2.9(b)(i). Section 2.9(b)(i) of the Original Agreement is hereby deleted and replaced in its entirety with the following:

US$40,000,000 for the first full fiscal year following the Closing Date, then PubCo shall issue an aggregate of 500,000 PubCo Ordinary Shares to the Company Shareholders; and

4.	Amendment to Section 2.9(b)(ii). Section 2.9(b)(ii) of the Original Agreement is hereby deleted and replaced in its entirety with the following:

US$57,000,000 for the second full fiscal year following the Closing Date, then PubCo shall issue an aggregate of 2,400,000 PubCo Ordinary Shares to the Company Shareholders.

5.	No Other Amendments. The Original Agreement remains in full force and effect and is unamended except as explicitly set forth in this Amendment.

6.	Governing Law. This Amendment, and all claims or causes of action based upon, arising out of, or related to this Amendment, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

7.	Headings. The headings in this Amendment are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Amendment.

8.	Counterparts; Electronic Execution. This Amendment may be executed in two or more counterparts and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Amendment transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Amendment.

9.	Severability. If any provision of this Amendment is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Amendment shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Amendment, they shall take any actions necessary to render the remaining provisions of this Amendment valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Amendment to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

10.	Jurisdiction; Waiver of Jury Trial.

(a)       Any Action based upon, arising out of, or related to this Amendment must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court and agrees not to bring any Action arising out of or relating to this Amendment in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10.

(b)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY, AND VOLUNTARILY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT.

Signatures on the following page.

IN WITNESS WHEREOF the parties have hereunto caused this Amendment to be duly executed as of the date first above written.

SPAC:

TG Venture Acquisition Corp.

By: /s/ Patrick Tsang

Name: Patrick Tsang

Title: Chief Executive Officer

COMPANY:

The Flexi Group Limited

By: /s/ Chris Edwards

Name: Chris Edwards

Title: Chief Executive Officer

PUBCO:

The Flexi Group Holdings Ltd

By: /s/ Chris Edwards

Name: Chris Edwards

Title: Chief Executive Officer

MERGER SUB 1:

The Flexi Merger Co. Ltd

By: /s/ Chris Edwards

Name: Chris Edwards

Title: Chief Executive Officer

MERGER SUB 2:

Flexi Merger Co. LLC

By: /s/ Patrick Tsang

Name: Patrick Tsang

Title: Chief Executive Officer

Signature page to First Amendment to Business Combination Agreement